                                                                      EXHIBIT 99

                                                            FINANCIAL HIGHLIGHTS
                                                     Three Months ended March 31


in thousands except per share data      2002          2001           % Change
-----------------------------------------------------------------------------
            (unaudited)

OPERATING RESULTS
Net income                           $    8,872     $    6,412         38.4%
Net income as adjusted                    8,872          6,908         28.4%
Diluted earnings per share                 1.13           0.80         41.3%
Diluted earnings per share                 1.13           0.87         29.9%
as adjusted
Dividends per share                        0.30           0.28          7.1%

PERIOD END BALANCES
Assets                                3,249,876      2,967,406          9.5%
Loans                                 2,152,119      1,996,470          7.8%
Investment Securities                   669,835        555,927         20.5%
Deposits                              2,663,969      2,423,060          9.9%
Common Stockholders' Equity             225,414        204,819         10.1%
Common Shares Outstanding                 7,820          7,873         -0.7%

QUARTERLY AVERAGES
Assets                                3,264,958      2,914,899         12.0%
Loans                                 2,170,937      1,981,441          9.6%
Investment Securities                   685,503        576,292         19.0%
Deposits                              2,673,156      2,370,514         12.8%
Common Stockholders' Equity             225,971        198,354         13.9%
Common Shares Outstanding                 7,840          7,878         -0.5%

CONDENSED CONSOLIDATED STATEMENTS
OF INCOME (UNAUDITED)

(in thousands, except per share data)

                                                        Three Months Ended March 31
                                                            2002          2001
-----------------------------------------------------------------------------------
Total interest income ............................        $50,358        $54,888

Total interest expense ...........................         16,860         26,640
                                                          ----------------------
Net interest income ..............................         33,498         28,248
Provision for loan losses ........................          2,622          1,203
                                                          ----------------------
Net interest income after
    provision for loan losses ....................         30,876         27,045

Noninterest income ...............................         13,161         11,234
Noninterest expense ..............................         30,119         28,378
                                                          ----------------------
Income before taxes ..............................         13,918          9,901
Income taxes .....................................          5,046          3,489
                                                          ----------------------
NET INCOME .......................................        $ 8,872 $        6,412
                                                          ----------------------
Add back goodwill amortization, net
of income taxes ..................................           --              496
                                                          ----------------------
NET INCOME AS ADJUSTED ...........................        $ 8,872 $        6,908
                                                          ======================

COMMON SHARE DATA:
Diluted earnings per share .......................           1.13           0.80
Diluted earnings per share, as ...................           1.13           0.87
adjusted
Dividends ........................................            .30            .28
Book value .......................................          28.82          26.01
Tangible book value ..............................          23.90          20.74
Appraised value ..................................              *          40.00

* Currently not available, $43.00 as of December 31, 2001.

CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)
(In thousands)

                                                        03/31/2002    03/31/2001

--------------------------------------------------------------------------------
ASSETS
Cash and due from banks ............................    $  192,083    $  141,743
Federal funds sold .................................        48,930        95,895
Interest bearing deposits ..........................         8,974         2,028
Investment securities ..............................       669,835       555,927
Loans ..............................................     2,152,119     1,996,470
   Less: allowance for loan losses .................        35,823        33,212
                                                       -------------------------
Net loans ..........................................     2,116,296     1,963,258
Premises & equipment, net ..........................        90,936        92,259
Accrued interest receivable ........................        23,464        27,570
Intangible assets ..................................        38,530        41,552
Other real estate owned, net .......................           414         2,949
Other assets .......................................        60,414        44,225
                                                       -------------------------
   TOTAL ASSETS ....................................   $ 3,249,876   $ 2,967,406
                                                       =========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits ...........................................   $ 2,663,969   $ 2,423,060
Fed funds purchased ................................             0           850
Securities sold under repurchase agreements ........       247,318       222,667
Other liabilities ..................................        34,532        33,796
Other borrowed funds ...............................         5,111         2,313
Long - term debt ...................................        33,532        39,901
Trust preferred securities
                                                            40,000        40,000
                                                       -------------------------
    TOTAL LIABILITIES ..............................     3,024,462     2,762,587
Common stockholders' equity ........................       225,414       204,819
                                                       -------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....   $ 3,249,876   $ 2,967,406
                                                       =========================

                                              ---------------------------


SELECTED RATIOS (UNAUDITED)

                                                       Three Months Ended March 31
                                                             2002      2001
----------------------------------------------------------------------------------
PERFORMANCE (1)
Return on avg common equity ..........................      15.92%     14.12%
Return on avg common equity
 excluding market adj of securities...................      16.35%     14.16%

Return on avg assets .................................       1.10%      0.96%
Net interest margin, FTE .............................       4.78%      4.54%
Efficiency ratio .....................................      64.55%     70.43%


CREDIT QUALITY (PERIOD END)
Annualized net charge offs to average loans ..........        .17%       .17%

Allowance for loan losses to loans ...................       1.66%      1.66%

Allowance for loan losses to non-accruing loans ......     135.31%    173.24%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio ...............................       6.86%      6.82%
Avg loans to avg deposits ............................      81.21%     83.59%

(1) adjusted for the add back of goodwill amortization net of income tax benefits








To our shareholders,

We are pleased to announce First Interstate BancSystem earned $8,872,000 for the quarter ended March 31, 2002, a 28% increase over the same quarter last year. Diluted earnings per share was $1.13, up $.26 from first quarter 2001. The return on average common equity was 15.92% in first quarter 2002, compared to 14.12% in the first quarter last year.

Based upon first quarter's net income, a dividend of $.34 was paid on April 15, 2002 to all shareholders of record on April 12, 2002. The $.34 per share dividend matches the highest quarterly dividend paid in Company history.

Our results this past quarter were largely due to a $5,250,000 increase in our net interest income over the same period last year. Quarterly average loans were up 10% from first quarter 2001. Quarterly average deposits grew 13% during the same period. In addition to the significant balance sheet growth, our net interest margin improved 24 basis points to 4.78% in first quarter 2002, as compared to first quarter 2001. While much of our net interest margin growth occurred in 2001 as interest rates declined, we also improved our margin 9 basis points over fourth quarter 2001. In addition, our noninterest income was $1,927,000 higher in first quarter 2002 than in first quarter 2001 primarily due to increased fees on real estate loans.

We recorded a $2,622,000 provision for loan losses in this past quarter, a $1,419,000 increase over first quarter 2001. The increased provision provides reserves for specific classified loans and overall loan growth. Noninterest expense increased 6% over the same period last year. Salaries and benefits increased 12%, partially due to opening four new branches and two data processing centers since first quarter 2001. Included in first quarter 2002 was a $630,000 increase in the fair value of our mortgage servicing rights.

Also, beginning this quarter amortization of goodwill is discontinued as a result of the adoption of a recent accounting pronouncement. This change resulted in a $571,000 reduction of amortization expense from first quarter 2001.

In 2000 and 2001 we opened fourteen new branches and acquired Equality State Bank in Cheyenne. As expected, the expenses incurred as the new branches were opened exceeded the revenue generated, which negatively impacted our efficiency ratio. In 2002 we have renewed our focus on productivity measures and bringing our efficiency ratio back down. We saw a large improvement as our efficiency ratio declined to 64.55% in the first quarter, as compared to 70.43% in first quarter last year. This improvement was largely due to the improved net interest margin, increased real estate loan fees, and the increase in the fair value of mortgage servicing rights. We implemented a new task force this quarter with the mission to identify areas of efficiencies to be gained and areas where expenses can be reduced.

We announced this quarter that as we considered strategic opportunities and the deployment of capital, we entered into an agreement to sell our branch in Greybull, which should close third quarter of this year. Cheyenne Del Range branch, our second facility in Cheyenne, will open in April.

The earnings recorded this past quarter was a testament to the talent and commitment of our employees, directors, and officers. With the continued efforts of our outstanding team, we are well positioned for the future.





/s/ LYLE R. KNIGHT               /S/ TERRILL R. MOORE

Lyle R. Knight                   Terrill R. Moore
President                        Chief Financial Officer
Chief Operating Officer